Exhibit 10.1

[On the letterhead of ABN AMRO Capital USA LLC]

To:         Genco Commodus Limited

Genco Maximus Limited

Genco Claudius Limited

Genco Hunter Limited

Genco Warrior Limited

Copy:     Genco Shipping & Trading Limited

07 April 2016

Dear Sirs

Secured loan agreement dated 7 April 2015 (the "Loan Agreement") made between Genco Commodus Limited,  Genco Maximus Limited, Genco Claudius Limited, Genco Hunter Limited and Genco Warrior Limited as borrowers (the "Borrowers"), the financial institutions listed in Schedule 1 to the Loan Agreement as lenders, ABN AMRO Capital USA LLC as arranger, ABN AMRO Capital USA LLC as agent (acting in that capacity, the "Agent") and ABN AMRO Capital USA LLC as security agent

1             Definitions

1.1          In this letter:

"Enforcement Action" means:

(a)          in relation to any Liabilities:

(i)the acceleration of any Liability or the making of any declaration that any Liabilities are due and payable or payable on demand;

(ii)any demand against any Group Member under any security, guarantee or surety provided of that Group Member;

(iii)the exercise of any right of set-off, account combination or payment netting against any Group Member in respect of any Liabilities other than ordinary netting under any swap or derivative contract; and

(iv)  the premature termination or close-out of any swap or derivative transaction under any swap or derivative contract entered into with any Group Member;

(b)          the taking of any steps to enforce or require the enforcement of any Encumbrance granted by any Group Member (including any arrest of any vessel or any other enforcement of any mortgage over any vessel or any other asset of any Group Members the crystallisation of any floating charge or redirecting the earnings of any vessel or the other assets of any Group

Member), except for any enforcement of assignment of insurances in relation to a total loss or other significant insured event; or

(c)          the petitioning or applying for any Insolvency Proceeding;

"Group" means the Parent and each of the Subsidiaries, and a "Group Member" means any of them;

"Hornet Credit Facility" means the secured loan agreement dated 8 October 2014 (as amended and supplemented from time to time) made between Baltic Hornet Limited as borrower, the banks listed in schedule 1 thereto as lenders, AMRO Capital USA LLC, as MLA, agent and security agent, ABN AMRO Bank N.V. Singapore Branch, as Sinosure Agent and ABN AMRO Bank N.V., as swap provider;

"Insolvency Proceedings" means any bankruptcy, liquidation, reconstruction, winding up, dissolution, administration or reorganisation of any Group Member, or any of such Group Member's assets or a composition, compromise, assignment or arrangement with any creditor of any Group Member or any suspension of payments or moratorium of any indebtedness of any such Group Member, or any other insolvency proceedings or any analogous procedure or step in any jurisdiction (including the appointment of any liquidator, receiver, administrator, trustee or similar officer), including but not limited to, any chapter 11 cases in the United States of America;

"Liability" means any and all Financial Indebtedness of any Group Member in excess of $5,000,000;

"Other Credit Agreements" means any agreement entered into by any Group Member relating to Financial Indebtedness (other than the Loan Agreement, the Hornet Credit Facility and the Wasp Credit Facility);

"Termination Event" shall have the meaning given to it in paragraph 5.1 below; and

"Wasp Credit Facility" means the secured loan agreement dated 8 October 2014 (as amended and supplemented from time to time) made between Baltic Wasp Limited as borrower, the banks listed in schedule 1 thereto as lenders, ABN AMRO Capital USA LLC, as MLA, agent and security agent, ABN AMRO Bank N.V. Singapore Branch, as Sinosure Agent and ABN AMRO Bank N.V., as swap provider.

1.2         All other terms and expressions used in this letter shall have the same meaning given to them in the Loan Agreement.

1.3         This letter is designated as a Finance Document.

2            Request

We refer to the Loan Agreement and to your request for a temporary waiver of the reduction of the Original Maximum Loan Amount (the "Reduction") which is scheduled to occur on the next Reduction Date, being on 7 April 2016, in accordance with the Reduction Profile pursuant to Clause 4.5.1 (Reduction of the Original Maximum Loan Amount) of the Loan Agreement for the period commencing on 7 April

2016 through and including 11:59pm (New York time) on 30 May 2016 (the "Waiver Period").

3            Waiver and Conditions

We hereby agree to waive (the "Waiver") your compliance with, and any breach of, the Reduction, during the Waiver Period, subject to the following conditions being satisfied:

(a)          the Waiver shall apply only in relation to the Waiver Period; and

(b)          on the date of this letter, you provide us with a copy (with an original to follow) of a certificate from a duly authorised officer of each Security Party confirming that none of the documents delivered to the Agent pursuant to section 1 (Security Parties) of Part I of Schedule 2 (Conditions Precedent) of the Loan Agreement, have been amended or modified in any way since the date of their delivery to the Agent, or copies, certified by a duly authorised officer of the Security Party in question as true, complete, accurate and neither amended nor revoked, of any which have been amended or modified.

4            Amendment to Loan Agreement

In consideration of the agreement of the Agent (acting on the instructions of the Majority Lenders) to the Waiver, you hereby agree that for the duration of the Waiver Period the definition of "Debt Service Reserve" in the Loan Agreement shall be amended to read as follows:

""Debt Service Reserve" means:

(a)          for the period from 7 April 2015 up to and including 30 May 2016, a minimum amount of $3,241,127.80; and

(b)          at any other time, a minimum of $1,600,000, provided that if the Borrowers fail to make a payment to give effect to the reduction in the Original Maximum Loan Amount required pursuant to Clause 4.5.1 (Reduction of Original Maximum Loan Amount) on or prior to 31 May 2016 the Debt Service Reserve shall be a minimum of $3,241,127.80.

in each case, reserved for use only towards payment for any shortfall in Earnings, provided always that the amount required shall be increased pro rata with each increase in the Commitments in accordance with Clause 2.2 (Increase).".

The Borrowers shall make a payment to give effect to the Reduction on or prior to 31 May 2016 (the "Reduction Long-Stop Date").  If the Borrowers fail to make a payment to give effect to the Reduction on or prior to the Reduction Long-Stop Date the Borrowers shall procure that on the Reduction Long-Stop Date the sum of $1,641,127.80 is immediately applied from the Earnings Account for m.v. "GENCO COMMODUS" in reduction of the Original Maximum Loan Amount and the Borrowers irrevocably authorise the Security Agent to instruct the Account Holder to make that transfer.  If the Borrowers fail to make a payment to give effect to the Reduction on or prior to the Reduction Long-Stop Date and fail to procure that the sum of $1,641,127.80 is so applied on the Reduction Long-Stop Date:

(a)such failure shall be an Event of Default; and

(b)the minimum Debt Service Reserve amount shall not be reduced to $1,600,000.

Except as expressly amended pursuant to this letter all other terms and conditions of the Finance Documents shall remain in full force and effect and nothing contained in this letter shall relieve the Borrowers or any other Security Party from any of its respective obligations under any such documents.

Each of the Security Parties confirms that all of its respective obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendments to the Loan Agreement made in this letter, as if all references in any of the Security Documents to the Loan Agreement are references to the Loan Agreement as amended by this letter.

The definition of any term defined in any of the Security Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement made in or pursuant to this letter.

5            Termination of Waiver

5.1         The Waiver Period shall terminate and the Waiver shall cease to apply automatically and with immediate effect if any event specified in 5.1(a) to (e) below occurs (each a "Termination Event"), unless such Termination Events are expressly waived by the Agent, acting on the instructions of the Majority Lenders:

(a)          an Event of Default has occurred;

(b)          you are in breach of any of your obligations under this letter;

(c)          any creditor takes Enforcement Action against any Group Member and such Enforcement Action is triggered by or triggers an event of default (however described in any other agreement relating to Financial Indebtedness of such Group Member) which is not waived or forborne;

(d)          any Group Member petitions or applies for any Insolvency Proceedings; or

(e)          any Group Member makes a payment, repayment or prepayment of any principal of a loan to any of its lenders or other creditors (other than any indebtedness owed to the lenders as and when they fall due under the Hornet Credit Facility or the Wasp Credit Facility and other than any inter- company indebtedness by and among Group Members in the ordinary course of business) or creates any security or gives any guarantee or other commitment or credit support (or procures or allows any of its Affiliates to do so) in favour of any lender or other creditor of any Group Member (other than cross collateralisation of facilities to the same lender for security maintenance purposes).

5.2         After the termination of the Waiver, each of the Finance Parties shall be released from all of its obligations under this letter and may take any Enforcement Action after such termination in accordance with the terms of the Finance Documents.

5.3         In the event the Borrowers make a payment to give effect to the Reduction prior to the Reduction Long Stop Date this letter shall be of no further effect as from the date of such payment.

6            Finance Parties' Rights

6.1          Nothing in this letter shall prevent the Finance Parties from taking any Enforcement Action after the Waiver Period or after the Waiver ceases to apply in respect of any Event of Default which has occurred or may occur during the Waiver Period or which occurs or continues after the termination of the Waiver, regardless of whether such Event of Default occurred prior to or during the Waiver Period.  Accordingly, this letter shall not constitute any waiver by the Finance Parties of any breach or default by any Group Member and the Finance Parties reserve all rights in relation thereto (the "Reservation"), except as otherwise expressly set out in this letter and subject only to the terms of this letter.

6.2         Neither the passing of time nor any inaction, action, omission, statement or discussion by, or on the part of, any Finance Party in relation to all matters referred to above or any other matter arising under the Finance Documents shall be taken in any way as constituting a waiver of, or as prejudicing or limiting, any of the rights, powers or remedies which that Finance Party may now, or hereafter, have under and pursuant to the Finance Documents or otherwise.

6.4         The Reservation is made without prejudice to, and without intention of amending, Clause 33 (Remedies and Waivers) of the Loan Agreement, the content of which is hereby expressly repeated and averred.

6.5         Nothing in this letter, any document or in any correspondence, meeting or discussion a Finance Party has had or may have with any Group Member in relation to (i) the matters related to the Reduction, (ii) any other Events of Default which occur or may occur after the date of this letter, (iii) the refinancing or restructuring of the Borrowers' Loan and other obligations under the Finance Documents or (iv) any other matters shall:

(a)          prejudice the position of the Finance Parties under the Finance Documents or be construed as a waiver of any Group Member's obligations under or pursuant to the Finance Document to which that Group Member is a party; or

(b)          be deemed to constitute an amendment or waiver of any provision of the Loan Agreement, the Guarantee or any other Finance Document (other than clause 4 of this letter) or a commitment to amend, waive or restructure any provision in the Loan Agreement, the Guarantee or any other Finance Document.

Any such correspondence, meeting or discussion in each case shall be entirely without prejudice to the rights, powers and remedies of the Finance Parties under or in respect of the Loan Agreement, the Guarantee or any other Finance Document and all such rights, powers and remedies are expressly reserved.

7            Undertakings

7.1         During the Waiver Period, you shall promptly notify us if:

(i)a Termination Event occurs or is reasonably likely to occur; or

(ii)any Enforcement Action is commenced against a Group Member.

7.2         During the Waiver Period, you shall not pay any fee to any lender or other creditor in connection with any waiver, modification or amendment to any Other Credit Agreement unless the Agent (for the account of the Lenders) receives such fee at the same time and in the same amount.

7.3         During the Waiver Period you shall promptly notify us if any Group Member enters into any amendment or waiver in relation to any agreement in respect of any Financial Indebtedness of any Group Member and shall inform the Agent of the content of the amendment or waiver.

8            Continuing Security

You confirm that any Encumbrance created and/or any guarantee granted by the Security Parties in favour of any of the Finance Parties remains in full force and effect and is not in any way affected by this letter.

9            Counterparts and applicable law

9.1         This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

9.2         This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Please confirm your agreement to the terms of this letter by signing and returning a duplicate of this letter to us.

Yours faithfully

/s/ Rajbir Talwar	/s/ R. Bisscheroux
Rajbir Talwar	R. Bisscheroux
Director	Director

For and on behalf of

ABN AMRO Capital USA LLC

(as Agent acting on the instructions of the Majority Lenders)

Confirmed and agreed on 07 April 2016

for an on behalf of

/s/ Apostolos Zafolias
Genco Commodus Limited
(as a Borrower)

/s/ Apostolos Zafolias
Genco Maximus Limited
(as a Borrower)

/s/ Apostolos Zafolias
Genco Claudius Limited
(as a Borrower)

/s/ Apostolos Zafolias
Genco Hunter Limited
(as a Borrower)

/s/ Apostolos Zafolias
Genco Warrior Limited
(as a Borrower)

/s/ Apostolos Zafolias
Genco Shipping & Trading Limited
(as Guarantor and Chargor)